Exhibit 21.1

SUBSIDIARIES OF ALEXION PHARMACEUTICALS, INC.

Alexion Antibody Technologies, Inc. is incorporated in California

Alexion Europe SAS is incorporated in France

Alexion Manufacturing LLC is formed in Delaware

Alexion Delaware Holding LLC is formed in Delaware

Alexion Bermuda L.P. is registered in Bermuda

Alexion Holding B.V. is registered in the Netherlands

Alexion International Sarl is incorporated in Switzerland

Alexion Pharma France is incorporated in France

Alexion Pharma UK is incorporated in the United Kingdom